Exhibit 99.1

STORE Capital Announces First Quarter 2022 Operating Results

Raises 2022 Acquisition Volume and AFFO Guidance

SCOTTSDALE, Ariz., May 4, 2022 – STORE Capital Corporation (NYSE: STOR, “STORE Capital” or the “Company”), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced operating results for the first quarter ended March 31, 2022.

Highlights

For the quarter ended March 31, 2022:

◾	Total revenues of $222.1 million
◾	Net income of $87.0 million, or $0.32 per basic and diluted share, including an aggregate net gain of $6.1 million on dispositions of real estate
◾	AFFO of $157.8 million, or $0.57 per basic and diluted share
◾	Declared a regular quarterly cash dividend per common share of $0.385
◾	Invested $512.5 million in 111 properties at a weighted average initial cap rate of 7.1%
◾	Raised $166.2 million in net proceeds from the sale of approximately 5.5 million common shares under the Company’s at-the-market equity program

Management Commentary

“One of STORE’s strategic advantages has always been our differentiated business model which was built to deliver sustainable growth and attractive returns. As we moved into 2022, we leveraged the momentum we built in 2021 and closed $513 million of diverse and granular investments in profit center real estate, which was a record first quarter for us. Our portfolio performance continues to be strong and we delivered AFFO per share of $0.57 for the quarter.” said Mary Fedewa, Chief Executive Officer of STORE Capital. “As demonstrated by our recent debt transaction, the financing flexibility that we have built over the last decade positions us well to fund our growing pipeline of acquisitions with both equity and a variety of debt options allowing us to optimize our cost of capital. We are very pleased with our first quarter results and we are raising our net acquisition guidance for 2022 to a range of $1.3 billion to $1.5 billion and our AFFO per share guidance to a range of $2.20 to $2.23.”

Financial Results

Total Revenues

Total revenues were $222.1 million for the first quarter of 2022, an increase of 21.9% from $182.3 million for the first quarter of 2021. The increase was driven primarily by the growth in the size of STORE Capital’s real estate investment portfolio, which grew from $9.7 billion in gross investment amount representing 2,656 property locations and 522 customers at March 31, 2021 to $11.2 billion in gross investment amount representing 2,965 property locations and 573 customers at March 31, 2022.

STORE Capital Corporation

Net Income

Net income was $87.0 million, or $0.32 per basic and diluted share, for the first quarter of 2022, as compared to $55.0 million, or $0.21 per basic and diluted share, for the first quarter of 2021. Net income for the first quarter of 2021 reflects the impact of $10.1 million of noncash stock-based compensation expense related to the modification of certain performance-based awards granted in prior years. Net income for the first quarter of 2022 included an aggregate net gain on dispositions of real estate of $6.1 million, as compared to an aggregate net gain on dispositions of real estate of $15.7 million for the same period in 2021.

Net income includes such items as gain or loss on dispositions of real estate and provisions for impairment, which can vary from quarter to quarter and impact net income and period-to-period comparisons.

Adjusted Funds from Operations (AFFO)

AFFO for the first quarter of 2022 increased 26.0% to $157.8 million, or $0.57 per basic and diluted share, compared to AFFO of $125.2 million, or $0.47 per basic and diluted share, for the first quarter of 2021. AFFO for the three months ended March 31, 2022 rose primarily as a result of net additional rental revenues and interest income generated by growth in the Company’s real estate investment portfolio.

Dividend Information

As previously announced, STORE Capital declared a regular quarterly cash dividend per common share of $0.385 for the first quarter ended March 31, 2022. This dividend, totaling $107.6 million, was paid on April 15, 2022 to stockholders of record on March 31, 2022.

Real Estate Portfolio Highlights

Investment Activity

The Company originated $512.5 million of gross investments representing 111 property locations during the first quarter of 2022. These origination activities resulted in the creation of 19 new customer relationships. The investments had a weighted average initial cap rate of 7.1%. The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property. STORE’s leases customarily have lease escalations, most of which are tied to the consumer price index and subject to a cap. For acquisitions made during the first quarter of 2022, the weighted average stated lease escalation cap was 1.8%.

Disposition Activity

During the quarter ended March 31, 2022, the Company sold 11 properties and recognized an aggregate net gain on the disposition of real estate of $6.1 million. Net proceeds from the disposition of real estate during the quarter aggregated $52.1 million as compared to an aggregate original investment amount of $56.4 million. The Company also collected $4.2 million in lease termination fees in connection with property sales during the quarter ended March 31, 2022.

Portfolio

At March 31, 2022, STORE Capital’s real estate portfolio totaled $11.2 billion. Approximately 93% of the portfolio represents commercial real estate properties subject to long-term leases, 7% represents mortgage

STORE Capital Corporation

loans and financing receivables on commercial real estate properties and a nominal amount represents loans receivable secured by the tenants’ other assets. As of March 31, 2022, the portfolio’s annualized base rent and interest (based on rates in effect on March 31, 2022 for all lease and loan contracts) totaled $884 million. The weighted average non-cancelable remaining term of the leases at March 31, 2022 was approximately 13.3 years, excluding renewal options, with leases representing approximately 4.4% of the portfolio scheduled to expire in the next five years (prior to 2027).

The Company’s portfolio of real estate investments is highly diversified across customers, brand names or business concepts, industries and geography. The following table presents a summary of the portfolio.

Portfolio At A Glance - As of March 31, 2022
Customers	573
Investment property locations	2,965
States	49
Industries in which customers operate	121
Investment portfolio subject to Master Leases(1)	94%
Average investment amount/replacement cost (new)(2)	80%
Weighted average annual lease escalation(3)	1.8%
Weighted average remaining lease contract term	~13.3 years
Occupancy(4)	99.5%
Locations subject to unit-level financial reporting	99%
Weighted average 4‑Wall coverage ratio(5)	4.7x
Weighted average unit fixed charge coverage ratio (5)	3.6x

(1)	Percentage, based on base rent and interest, of investment portfolio in multiple properties with a single customer subject to master leases. Approximately 87% of the investment portfolio involves multiple properties with a single customer, whether or not subject to a master lease.
(2)	Represents the ratio of purchase price to replacement cost (new) at acquisition.
(3)	Represents the weighted average annual escalation rate of the entire portfolio as if all escalations occurred annually. For escalations based on a formula including CPI, assumes the stated fixed percentage in the contract or assumes 1.5% if no fixed percentage is in the contract. For contracts with no escalations remaining in the current lease term, assumes the escalation in the extension term. Calculation excludes contracts representing less than 0.1% of base rent and interest where there are no further escalations remaining in the current lease term and there are no extension options.
(4)	The Company defines occupancy as a property being subject to a lease or loan contract. As of March 31, 2022, 16 of the Company’s properties were vacant and not subject to a contract.
(5)	The 4-Wall coverage ratio refers to a unit’s FCCR before taking into account standardized corporate overhead expense. STORE Capital also calculates a unit’s FCCR generally as the ratio of (i) the unit’s EBITDAR, less a standardized corporate overhead expense based on estimated industry standards, to (ii) the unit’s total fixed charges, which are its lease expense, interest expense and scheduled principal payments on indebtedness (if applicable). The median 4-Wall coverage and unit FCCR ratios were 3.1x and 2.6x, respectively.

Capital Transactions

The Company established a $900 million “at the market” equity distribution program, or ATM Program, in November 2020 and terminated its previous program. During the first quarter of 2022, the Company sold an aggregate of approximately 5.5 million common shares at a weighted average share price of $30.41 and raised approximately $166.2 million in net proceeds after the payment of sales agents’ commissions and offering expenses.

In April 2022, the Company entered into an aggregate $600 million of floating-rate, unsecured term loans with several banks who also participate in the Company’s revolving credit facility. The new term loans consist of a $400 million 5-year loan and a $200 million 7-year loan. In conjunction with the new floating-rate term loans, the Company also entered into interest rate swap agreements that effectively convert the

STORE Capital Corporation

floating rates to a weighted average fixed rate of 3.68%. The Company used the proceeds of the transaction to pay down outstanding balances on its unsecured revolving credit facility and to prepay, without penalty, $134.5 million of STORE Master Funding Series 2014-1, Class A-2 notes, which were scheduled to mature in 2024 and bore an interest rate of 5.0%.

2022 Guidance

The Company is raising its 2022 AFFO per share guidance from a range of $2.18 to $2.22 to a range of $2.20 to $2.23. The Company is also raising its 2022 annual real estate acquisition volume guidance, net of projected property sales, from a range of $1.1 billion to $1.3 billion to a range of $1.3 billion to $1.5 billion. This AFFO per share guidance equates to anticipated net income, excluding gains or losses on sales of property, of $1.06 to $1.08 per share, plus $1.07 to $1.08 per share of expected real estate depreciation and amortization, plus approximately $0.07 per share related to noncash items. AFFO per share is sensitive to the timing and amount of real estate acquisitions, property dispositions and capital markets activities during the year, as well as to the spread achieved between the lease rates on new acquisitions and the interest rates on borrowings used to finance those acquisitions. The AFFO per share guidance is based on a weighted average initial cap rate on new acquisitions in the range of 7.0% to 7.2%.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held tomorrow, May 5, 2022, at 12:00 p.m. Eastern Time / 9:00 a.m. Scottsdale, Arizona Time, to discuss first quarter ended March 31, 2022 operating results and answer questions.

●	Live conference call: 855-656-0920 (domestic) or 412-542-4168 (international)
●	Conference call replay available through May 19, 2022: 877-344-7529 (domestic) or 412-317-0088 (international) using access code 6429704
●	Live and archived webcast: https://ir.storecapital.com/news-results/webcasts/default.aspx

Supplemental Materials

The Company’s Supplemental Information for the first quarter ended March 31, 2022 is available on the Investor Relations section of the STORE Capital website (www.storecapital.com) at News & Results - Quarterly Results | STORE Capital Corporation.

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is a leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 2,950 property locations across the United States, substantially all of which are profit centers. Additional information about STORE Capital can be found on its website at www.storecapital.com.

STORE Capital Corporation

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports the Company files with the Securities and Exchange Commission from time to time. Many of the risks identified in the periodic reports have been and will continue to be heightened as a result of the ongoing and numerous adverse effects arising from the COVID-19 pandemic. These forward-looking statements herein speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Non-GAAP Financial Measures

FFO and AFFO

STORE Capital’s reported results are presented in accordance with U.S. generally accepted accounting principles, or GAAP. The Company also discloses Funds from Operations, or FFO, and Adjusted Funds from Operations, or AFFO, both of which are non-GAAP measures. Management believes these two non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO and AFFO do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or to cash flows from operations as reported on a statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

The Company computes FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income, excluding gains (or losses) from extraordinary items and sales of depreciable property, real estate impairment losses, and depreciation and amortization expense from real estate assets, including the pro rata share of such adjustments of unconsolidated subsidiaries.

To derive AFFO, the Company modifies the NAREIT computation of FFO to include other adjustments to GAAP net income related to certain revenues and expenses that have no impact on the Company’s long-term operating performance, such as straight-line rents, amortization of deferred financing costs and stock-based compensation. In addition, in deriving AFFO, the Company excludes certain other costs not related to its ongoing operations, such as the amortization of lease-related intangibles and executive severance and transition costs.

STORE Capital Corporation

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among the Company’s peers primarily because it excludes the effect of real estate depreciation and amortization and net gains (or losses) on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. Management believes that AFFO provides more useful information to investors and analysts because it modifies FFO to exclude certain additional revenues and expenses such as, as applicable, straight-line rents, including construction period rent deferrals, and the amortization of deferred financing costs, stock-based compensation, lease-related intangibles and executive severance and transition costs as such items have no impact on long-term operating performance. As a result, the Company believes AFFO to be a more meaningful measurement of ongoing performance that allows for greater performance comparability. Therefore, the Company discloses both FFO and AFFO and reconciles them to the most appropriate GAAP performance metric, which is net income. STORE Capital’s FFO and AFFO may not be comparable to similarly titled measures employed by other companies.

Contacts:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors or Media:

Moira Conlon, 310-622-8220

Megan McGrath, 310-622-8248

STORE Capital Corporation

STORE Capital Corporation

Condensed Consolidated Statements of Income

(In thousands, except share and per share data)

	Three months ended
	March 31,
	2022	2021

	(unaudited)
Revenues:
Rental revenues	$202,061	$169,328
Interest income on loans and financing receivables	14,930	12,563
Other income	5,125	370
Total revenues	222,116	182,261

Expenses:
Interest	43,999	41,828
Property costs	4,241	4,663
General and administrative	17,016	25,006
Depreciation and amortization	72,639	63,567
Provisions for impairment	912	7,350
Total expenses	138,807	142,414
Other income:
Net gain on dispositions of real estate	6,076	15,670
Loss from non-real estate, equity method investment	(2,157)	(363)
Income before income taxes	87,228	55,154
Income tax expense	206	194
Net income	$87,022	$54,960

Net income per share of common stock - basic and diluted:	$0.32	$0.21

Weighted average common shares outstanding:
Basic	275,003,273	266,366,698
Diluted	275,003,273	266,366,698

Dividends declared per common share	$0.385	$0.36

STORE Capital Corporation

STORE Capital Corporation

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31, 2022	December 31, 2021
	(unaudited)	(audited)
Assets
Investments:
Real estate investments:
Land and improvements	$3,239,050	$3,133,402
Buildings and improvements	7,096,841	6,802,918
Intangible lease assets	59,216	54,971
Total real estate investments	10,395,107	9,991,291
Less accumulated depreciation and amortization	(1,224,223)	(1,159,292)
	9,170,884	8,831,999
Real estate investments held for sale, net	33,234	25,154
Operating ground lease assets	32,960	33,318
Loans and financing receivables, net	736,410	697,269
Net investments	9,973,488	9,587,740
Cash and cash equivalents	39,340	64,269
Other assets, net	118,320	121,073
Total assets	$10,131,148	$9,773,082

Liabilities and stockholders’ equity
Liabilities:
Credit facility	$359,000	$130,000
Unsecured notes payable, net	1,783,440	1,782,813
Non-recourse debt obligations of consolidated special purpose entities, net	2,410,834	2,425,708
Dividends payable	107,644	105,415
Operating lease liabilities	37,330	37,637
Accrued expenses, deferred revenue and other liabilities	145,909	147,380
Total liabilities	4,844,157	4,628,953

Stockholders’ equity:
Common stock, $0.01 par value per share, 375,000,000 shares authorized, 279,595,851 and 273,806,225 shares issued and outstanding, respectively	2,796	2,738
Capital in excess of par value	5,910,856	5,745,692
Distributions in excess of retained earnings	(624,558)	(602,137)
Accumulated other comprehensive loss	(2,103)	(2,164)
Total stockholders’ equity	5,286,991	5,144,129
Total liabilities and stockholders’ equity	$10,131,148	$9,773,082

STORE Capital Corporation

STORE Capital Corporation

Reconciliations of Non-GAAP Financial Measures

(In thousands, except per share data)

Funds from Operations and Adjusted Funds from Operations

	Three months ended
	March 31,
	2022	2021

	(unaudited)

Net income	$87,022	$54,960
Depreciation and amortization of real estate assets	72,566	63,507
Provision for impairment of real estate	1,200	5,350
Net gain on dispositions of real estate	(6,076)	(15,670)
Funds from Operations (1)	154,712	108,147

Adjustments:
Straight-line rental revenue:
Fixed rent escalations accrued	(1,502)	(1,511)
Construction period rent deferrals	1,366	628
Amortization of:
Equity-based compensation (2)	3,068	12,905
Deferred financing costs and other	2,161	2,100
Lease-related intangibles and costs	678	827
(Reduction in) provision for loan losses	(288)	2,000
Lease termination fees	(4,174)	—
Capitalized interest	(410)	(214)
Loss from non-real estate, equity method investment	2,157	363
Adjusted Funds from Operations (1)	$157,768	$125,245

Dividends declared to common stockholders	$107,644	$97,203

Net income per share of common stock: (3)
Basic and Diluted	$0.32	$0.21
FFO per share of common stock: (3)
Basic and Diluted	$0.56	$0.41
AFFO per share of common stock: (3)
Basic and Diluted	$0.57	$0.47

(1)	FFO and AFFO for the three months ended March 31, 2022 and 2021, include approximately $0.7 million and $2.0 million, respectively, of net revenue that is subject to the short-term deferral arrangements entered into in response to the COVID-19 pandemic; the Company accounts for these deferral arrangements as rental revenue and a corresponding increase in receivables. For the three months ended March 31, 2022 and 2021, FFO and AFFO exclude $3.4 million and $5.9 million, respectively, collected under these short-term deferral arrangements.
(2)	For the three months ended March 31, 2021, stock-based compensation expense included $10.1 million related to the modification of certain performance-based awards granted in 2018 and 2019.
(3)	Under the two-class method, earnings attributable to unvested restricted stock are deducted from earnings in the computation of per share amounts where applicable.